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                                                              EXHIBIT 12

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                                                    SOLUTIA INC.

                                COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                (DOLLARS IN MILLIONS)

                                                                   1999       2000       2001        2002       2003
                                                                   ----       ----       ----        ----       ----
Income (loss) from continuing operations, before income
  taxes and equity earnings (loss) from affiliates(1).......       $262       $ (5)      $(111)      $(32)      $(482)

Add:
    Fixed charges...........................................         62         85          83         98         131
    Amortization of capitalized interest....................          7          7           7          7           6
    Dividends from affiliated companies.....................         60         45          30         25          --

Less:
    Interest capitalized....................................        (13)       (17)         (2)        (1)         (1)
                                                                   ----       ----       -----       ----       -----
        Income as adjusted..................................       $378       $115       $   7       $ 97       $(346)
                                                                   ====       ====       =====       ====       =====

Fixed charges:
    Interest expensed and capitalized.......................         53         73          72         85         121
    Estimate of interest within rental expense..............          9         12          11         13          10
                                                                   ----       ----       -----       ----       -----
        Fixed charges.......................................       $ 62       $ 85       $  83       $ 98       $ 131
                                                                   ====       ====       =====       ====       =====

Ratio of Earnings to Fixed Charges(2).......................       6.10       1.35        0.08       0.99       (2.64)

--------
(1)     Includes restructuring and other items of $343 million for the year ended December 31, 2003, $17 million for the year ended December 31, 2002, $86 million for the year ended December 31, 2001, $107 million for the year ended December 31, 2000, and $61 million for the year ended December 31, 1999.

(2)     Earnings for the years ended December 31, 2003, 2002, and 2001, would have to be $477 million, $1 million and
        $76 million higher, respectively, in order to achieve a one-to-one ratio.
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